Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AGREEMENT

THIS AGREEMENT (the “Agreement”) dated March 25, 2008 by and between the New York Yankees Partnership, an Ohio limited partnership with offices at Yankee Stadium, Bronx, New York 10451 (the “Yankees”) and SpongeTech Delivery Systems, Inc., a ___________ corporation, having offices at 43 West 33rd Street, Suite 600, New York, New York 10001 (“Sponsor”).

W I T N E S S E T H

WHEREAS, Sponsor seeks and the Yankees desires to grant to Sponsor the right and license to display certain advertising in Yankee Stadium (the “Stadium”) during the 2008 Season (as defined below) in the manner set forth below;

WHEREAS, the parties desire to make certain other commercial arrangements as set forth in this Agreement to be operative during the Term (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises, the agreements, representations and warranties, covenants and obligations hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Grant of Rights

(a) Subject to Section 12, below, and in consideration for the payment of each Season’s Sponsorship Fee by Sponsor, the Yankees hereby grants to Sponsor the right and license to display each Advertisement upon the respective Signage Space in the manner provided in this Agreement during the 2008 Major League Baseball (“MLB”) Season. As used herein, “Season” means the period of time commencing the day the New York Yankees Baseball Club (“Club”) plays its first Game and ending the day after the Club plays its last Game during the Term, but specifically excludes any Jewel Events. As used herein, “Game(s)” means the MLB regular season home game(s) played by the Club in the Stadium. As used herein, “Jewel Events” means any event that MLB may designate as a “Jewel Event” including, but not limited to, the All Star Game and postseason (i.e., Division Series, League Championship Series and World Series). As used herein, “Advertisement” means any visual display advertisement, including replacement(s) thereof, exhibited on the Signage Space by Sponsor. As used herein, “Signage Space” means the visual display advertising space specified in Exhibit A, annexed hereto. Except as otherwise agreed to, all Advertisements and electronic materials will be produced, supplied and installed by Sponsor at its sole cost and expense.

(b) The Yankees reserve the right to require that each Advertisement (i) be displayed at and during any Event, even if such Event will be the subject of a broadcast (live or replay) by means of any media now known or hereafter developed; and (ii) not be displayed at and during any Event if such Advertisement is prohibited by governmental rules or regulations or by the organizers of the Event. If the Yankees determines, in its sole discretion, that the circumstances of the Event would require the entire or partial covering, removing, obscuring or hiding of the Advertisement, the Yankees may use all reasonable means for accomplishing this in a manner that would not cause any physical damage to the Advertisement. As used herein, “Event” means any event or multiple events that may occur or be held in or at the Stadium including, without limitation, religious events, sporting events (amateur or professional, including the Games), banquets, picnics, weddings, concerts, movies, television programs and/or commercials as well as the occurrence of such events including, without limitation, the creation, filming, taping, development, exhibition, broadcast, telecast, transmission or distribution of such events by any means and media now known or hereafter developed. In addition, and except as otherwise set forth in this Agreement, the Yankees will solely determine the appropriate locations for all Advertisements in the Stadium.

(c) Subject to the prior written approval with respect to each such use and any other restrictions contained in this Agreement, Sponsor is granted the limited, non-exclusive license during the Term to use the Marks (as defined below) throughout the Yankees’ Home Television Territory, as defined by MLB from time to time, in print advertisements, radio and television to advertise, promote and market Sponsor’s relationship with the Yankees. Sponsor acknowledges that by virtue of this Agreement it obtains no ownership right to any copyright, trademark, trade name or similar intangible owned by or acquired by the Yankees during the Term and it will make no use whatsoever (including in publicity for itself) of any of them without the Yankees’ prior, written consent. Sponsor further acknowledges that such trademarks include, but are not limited to, the name “New York Yankees,” the name “Yankee Stadium,” “Yankees” (script), Yankees’ Top Hat and interlocking “NY” logos, and any and all variations of the foregoing, together with any other marks owned by the Yankees, whether or not registered (the “Marks”). Sponsor may not utilize the Marks in conjunction with any other text or intellectual property or content (collectively, “Content”) in a manner that may cause confusion in the marketplace and/or create an entirely new mark that is not protected by the Yankees current intellectual property rights. In addition, Sponsor will make no use whatsoever (including publicity for itself) of the names or likeness of any of the Yankees’ staff or players, including minor league staff or players, without the prior written consent of the Yankees and the particular staff member or player (as the case may be). Moreover, any photographs, copyrighted materials or other intellectual property provided to Sponsor by the Yankees or its agents or representatives in connection with any Advertising and Sponsorship Benefits, as set forth in Exhibit B, may only be used for commemorative and non-commercial purposes, except as otherwise specifically set forth in this Agreement. Sponsor may not use such Content or the Marks as an endorsement and/or certification by the Yankees of Sponsor or any of its goods and services without the Yankees prior written consent. Marks shall not be used in combination or co-joined or co-branded with any other names, marks, words, symbols, letters or designs not previously approved in writing by the Yankees, which approval may be withheld or granted in the sole and absolute discretion of the Yankees. Sponsor shall promptly notify the Yankees upon becoming aware of any third party infringing any of the Marks.

2.	Term

(a) The term of this Agreement will commence March 31, 2008 and will terminate on November 1, 2008 (the “Term”), unless earlier terminated as provided for in this Agreement.

3.	Sponsorship Fee

(a) In consideration of all the rights and Advertising and Sponsorship Benefits, as set forth in Exhibit B, granted to Sponsor by this Agreement, Sponsor agrees to provide the Yankees with a total sponsorship fee of [***] ($[***]) Dollars (the “Sponsorship Fee”) which shall be due and payable as follows:

i)	One-fifth (i.e., $[***]) of the Sponsorship Fee on each of May 1, June 1, July 1 and August 1 during the Term; and

ii)	The remainder on or prior to September 1 of the Term.

(b) The payment specified in subsection (a), above, must be paid by wire transfer or by check made payable to the “New York Yankees” drawn on a New York clearinghouse bank. Payment by check must be made to the Yankees at the address specified in subsection 15(a). Sponsor will be responsible for and pay any taxes, including sales taxes, levied as a result of this Agreement, other than any income taxes levied upon the Yankees for the Sponsorship Fee paid. The obligations contained in this subsection (b) will survive termination and/or expiration of the Agreement.

(c) Any invoice sent to Sponsor is due within thirty (30) days from the date of Sponsor’s receipt of the invoice. Should Sponsor fail to make any payment when due, the past-due amount will bear interest at the rate of One Percent (1%) per month or the maximum amount permitted by applicable law. Failure to pay any invoice when due constitutes a material breach of the Agreement entitling the Yankees, in its sole discretion, to terminate the Agreement or withhold any of the Advertising and Sponsorship Benefits set forth in Exhibit B if not cured as set forth in Section 10. The withholding of any Advertising and Sponsorship Benefits as a result of Sponsor’s failure to pay any invoice is subject and without prejudice to any claims, rights and remedies which the Yankees may have against Sponsor.

[***]CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

4.	Content of Advertisement

(a) The content and format of each Advertisement will be provided by Sponsor and thereafter: (i) be subject to the prior written approval of the Yankees, which approval may not be unreasonably withheld or delayed; and (ii) only market, promote or advertise Sponsor’s products and/or services described in Section 6 below.

(b) In the Yankees sole judgment, the Yankees may refuse any Advertisement or element thereof that is, among other things: (i) of poor taste; (ii) considered repugnant by the public, or contains any material that is defamatory, obscene, profane or offensive; (iii) includes any material that describes or depicts any internal bodily function or symptomatic result of internal conditions in a repellant manner, or refers to matters that are not considered socially acceptable topics; (iv) of a political nature or makes an appeal for funds; (v) not of a suitable artistic and technical quality; (vi) contains any false, unsubstantiated or unwarranted claims for any product or services; (vii) contains any false or misleading statement or representation or unauthenticated testimonials; (viii) advertises any habit-forming drug, tobacco product, distilled liquor, weapon, firearm or ammunition; (ix) may violate the rights of any person, entity, firm or corporation, or infringes on another Sponsor’s rights through copyright infringement, plagiarism or unfair imitation of either an idea or copy; (x) gives rise to any other colorable claim of infringement, misappropriation or other form of unfair competition or includes elements of intellectual property without the owner’s consent to such use; (xi) disparages or libels any competitors’ products; (xii) contains any material constituting or relating to a lottery, a contest of any kind in which the public is unfairly treated or any enterprise, service or product that tends to encourage, abet, facilitate or promote illegal or legal gambling (unless otherwise agreed to); (xiii) might be injurious, prejudicial, detrimental to or be in conflict with the interests of the public, the Yankees, the Office of the Commissioner of MLB or honest advertising and reputable business in general; or (xiv) reasonably determined by the Yankees to directly or indirectly disparage or derogate the Yankees or any of its affiliates or portray the Yankees or any of its affiliates in a false, competitively adverse or poor light; or that adversely diminishes the value of the Yankees or any of its affiliates.

5.	Installation and Replacement

(a) Sponsor is responsible for any and all actual and reasonable charges, costs and expenses including those directly related to the installation, fabrication, insertion, erection, development and/or affixation of the Advertisement on the Signage Space (the “Installation”). Sponsor must pay to or on behalf of the Yankees any and all charges, costs and expenses related to the Installation no later than seven (7) days following the Yankees’ request.

(b) In the event Sponsor desires to change or substitute any Advertisement, Sponsor must: (i) submit all samples, copies, camera ready artwork and/or digital displays for such Advertisement to the Yankees for approval in accordance with and subject to Section 4 above; and (ii) be responsible for any and all Installation charges, costs and expenses for such Advertisement.

(c) The Installation of any Advertisement may only occur when the Club is not playing in the Stadium and must comply with all applicable laws, regulations and ordinances. The Installation may only occur at a time and in a manner that is acceptable to the Yankees’ Stadium Operation department and will occur under the direction thereof. Sponsor further agrees that the Installation will not require the Signage Space to be cut, drilled, built into, disfigured or otherwise damaged or modified.

6.	Products to be Advertised

(a) The written and graphic content of the Advertisement will be limited to the following products and/or services (the “Product Category”): Car Care.

(b) Sponsor will not use the Signage Space for commercial or other announcements unrelated to the "SpongeTech” brand in the Product Category, or to advertise or provide information concerning any person, entity, product or service other than “SpongeTech” and the “SpongeTech” brand in the Product Category. Each Signage Space may not advertise more than one Product Category. Furthermore, Sponsor may not co-op, resell, sublease or otherwise grant any right to any Advertisement, or portion thereof, to any person or entity that is not a party to the Agreement.

7.	Advertising and Sponsorship Benefits

In full consideration for Sponsor’s payment of the Sponsorship Fee and compliance with all the terms and conditions of this Agreement during the Term, Sponsor will receive the advertising and sponsorship benefits set forth in Exhibit B (the “Advertising and Sponsorship Benefits”).

8.	Representations and Warranties

(a)  The Yankees represents and warrants to Sponsor as follows:

(i) it is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Ohio;

(ii) this Agreement has been duly executed and validly delivered and, subject to Section 12, constitutes a valid and binding obligation legally enforceable against the Yankees in accordance with its terms;

(iii) the execution and delivery of this Agreement by the Yankees and the performance of its obligations hereunder are not in violation of, and do not conflict with or constitute a default under, any of the terms and provisions of its limited partnership agreement or any agreement, indenture or instrument by which it is bound, or any law, regulation, order, decree, judgement or award to which it is subject and aware;

(iv) it has the legal right, power, authority and capacity to execute, deliver and perform this Agreement; and

(v) that it shall comply with all applicable federal, state and local laws, rules and regulations in carrying out its obligations hereunder.

(b)  Sponsor represents and warrants to the Yankees as follows:

(i) it is a corporation duly organized, validly existing and in good standing under the laws of the state of ____________;

(ii) this Agreement has been duly executed and validly delivered and constitutes a valid and binding obligation legally enforceable against it in accordance with its terms;

(iii) the execution and delivery of this Agreement by Sponsor and the performance of its obligations hereunder are not in violation of its organizational documents or bylaws, and do not conflict with or constitute a default under, any of the terms or provisions of or any agreement, indenture or instrument to which it is bound, or any law, regulation, order, decree, judgment or award to which it is subject and aware;

(iv) it has the legal right, power, authority and capacity to execute, deliver and perform this Agreement;

(v) neither the Advertisements, Promotional Items nor any of their respective elements, content or material will: (1) infringe on or violate any person’s or entity’s rights of privacy or publicity or other personal property right of any other third party; (2) libel, slander or otherwise defame or disparage any third party; (3) violate that party’s copyright, trademark, service mark, trade dress or moral rights; or (4) violate any other applicable law; and, except with respect to Marks licensed hereunder, that Advertiser has all right, title and interest in and to each Advertisement created by or for Sponsor,

(vi)  it will maintain in good standing its qualification to do business in the State of New York and in every other jurisdiction in which the failure to be so qualified or authorized to do business could have a material adverse effect on this Agreement and will comply in all material respects with all applicable governmental laws, rules, regulations and orders; and

(vii) it possess all rights, licenses and clearances to distribute (as well as permit the Yankees to distribute) the Promotional Item(s) during the Promotional Day.

(c) Sponsor further covenants and agrees as follows:

During and following the Term of this Agreement, Sponsor shall not:

(i) infringe upon, harm or contest the rights of the Yankees in or to any of the Marks;

(ii) adopt or seek to register or take any action to use or establish rights in any name, mark, word, symbol, letter or design which is confusingly similar to the Marks; or

(iii) attack or perform any action, direct or indirect, which might challenge, impair or otherwise affect the validity of the Marks or the Yankee’s ownership thereof;

9.	Right to Terminate and/or Amend

(a) The Yankees has the right to terminate and/or amend this Agreement upon thirty (30) days’ prior written notice to Sponsor if:

(i) the Yankees desires, at any time during the Term, to change, structurally alter or demolish the Stadium in a manner which would require the removal or obstruction of the Advertisements;

(ii) the Club relocates from the Stadium;

(iii) the Yankees sell naming rights, “Premier Partner” rights, or an equivalent, to the Stadium; or

(iv)  the Yankees, in its reasonable discretion, determines that the continued association with Sponsor will be injurious to the goodwill and reputation of the Yankees.

(b) In the event the Yankees exercises the right to terminate the Agreement as set forth herein, the Sponsorship Fee will be adjusted by refunding to Sponsor a pro rata portion of the Sponsorship Fee paid. Such refund will be equal to the product obtained by multiplying (i) the number of home games following the date of the termination of this Agreement by (ii) the Sponsorship Fee divided by 81.

(c) In the event the Yankees exercises its right to amend the Agreement as set forth herein, the Sponsorship Fee will be adjusted by refunding to Sponsor the pro rata portion of Sponsorship Fee paid for the affected Advertising and Sponsorship Benefits. Such refund will be equal to the product obtained by multiplying (i) the number of home games following the date of amendment of this Agreement by the Sponsorship Fee divided by 81.

10.	Default; Termination

(a)  Sponsor will be in default of this Agreement if:

(i) it fails to timely pay the Yankees the Sponsorship Fee when due (as described in Section 3(c), or any other amount due under this Agreement, and such failure continues for a period of thirty (30) business days after notice has been sent to Sponsor of the amount due;

(ii) it either voluntarily files for bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or any similar proceedings, as applicable, or involuntarily has a proceeding instituted against it and such proceeding is not dismissed within thirty (30) days;

(iii)  it makes a general assignment for the benefit of creditors;

(iv) it is in material breach of this Agreement and such breach is not cured within thirty (30) days of a notice specifying the breach; provided, however, the Yankees, in its sole discretion, may agree to a longer cure period if such breach cannot be cured within thirty (30) days but Sponsor has commenced action to effect such cure within the thirty (30) day period and thereafter is diligently pursuing the same. If Sponsor fails to cure the default by the end of the thirty (30) days or a longer cure period, as agreed to by the Yankees, then:

(i) this Agreement and the rights granted and licensed to Sponsor herein will terminate; and

(ii) Sponsor will not receive a refund of any portion of the Sponsorship Fee and will be responsible for all costs and expenses related to the removal of the Advertisements.

(b) Unless otherwise specified and other than under the circumstances set forth in subsection (a)(iv) above, if Sponsor is in default of this Agreement, the Yankees will provide written notice (the “Default Notice”) to Sponsor stating that this Agreement will expire and terminate on a specific date, which date will not be less than ten (10) days after the date of the Default Notice (the “Termination Date”). If Sponsor fails to cure the default by the Termination Date, then:

(i) this Agreement and the rights granted and licensed to Sponsor herein will terminate; and

(ii) Sponsor will not receive a refund of any portion of the Sponsorship Fee and will be responsible for all costs and expenses related to the removal of the Advertisements.

(c) Notwithstanding the provisions of this Section, in the event that, pursuant to the Bankruptcy Code, a trustee of Sponsor or Sponsor as debtor-in-possession is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirement of the Bankruptcy Code, the trustee or Sponsor, as the case may be, must notify the Yankees of the terms of such proposed assignment in writing. The giving of such notice will constitute an offer to the Yankees to have this Agreement assigned to it or to its designee for the consideration, or its equivalent in money, and upon such terms, as is specified in the notice. This offer may be accepted only by written notice to the trustee or Sponsor, as the case may be, by the Yankees within fifteen (15) days of the Yankees’ receipt of notice from the trustee or Sponsor. If the Yankees fails to give its notice to the trustee or Sponsor within fifteen (15) days, the trustee or Sponsor may complete the assignment referred to in its notice, but only if such assignment is to the entity named in the notice and for the consideration and upon the terms specified therein. Nothing contained herein will preclude or impair any rights which the Yankees may have as a creditor in any proceeding.

(d) The Yankees will be in default of this Agreement if:

(i) it is in material breach of this Agreement and such breach is not cured within thirty (30) days of a notice specifying the breach; provided, however, Sponsor, in its sole discretion, may agree to a longer cure period if such breach cannot be cured within thirty (30) days but the Yankees has commenced action to effect such cure within the thirty (30) day period and thereafter is diligently pursuing the same.

(e) If the Yankees are in default of this Agreement, Sponsor will provide written notice (the “Default Notice”) to the Yankees stating that this Agreement will expire and terminate on a specific date, which date will not be less than ten (10) days after the date of the Default Notice (the “Termination Date”). If the Yankees fail to cure the default by the Termination Date, then:

(i) this Agreement and the rights granted and licensed to Sponsor herein will terminate; and

(ii) Sponsor will receive a pro-rata refund of any portion of the Sponsorship Fee paid.

11.	Indemnification

(a) Each party (“Indemnitor”) agrees to indemnify, defend and hold harmless the other party, including such party's partners, parent and affiliated and subsidiary companies, and each of their respective directors, officers, employees and agents (each an “Indemnitee”) from and against, and to reimburse such Indemnitee with respect to, any and all losses, damages, liabilities, costs or expenses (including reasonable attorneys’ and professionals’ fees and disbursements) arising out of or in connection with any breach or alleged breach of this Agreement, any covenant herein contained, any representation made in it (including, without limitation, any claims by a third party that the exercise of the rights of a party to this Agreement in accordance with its conditions and limitations infringes that third party’s rights) or any personal injuries or property damage caused by the negligence or intentional acts of the Indemnitor or by its employees, representatives or agents. Without limiting the generality of the foregoing, Sponsor agrees to indemnify, defend and hold harmless the Yankees, including the Yankees’ partners, parent and affiliated and subsidiary companies, and each of their respective directors, officers, employees and agents (each a “Yankees Indemnitee”) from and against, and to reimburse such Yankees Indemnitee with respect to, any and all third party claims, losses, damages, liabilities, costs or expenses (including reasonable attorneys’ and professional fees and disbursements) arising out of or in connection with any (i) unauthorized use of the Marks, (ii) alleged or actual false advertising, fraud, misrepresentation, libel, slander, illegal competition or trade practice, infringement of trademarks, trade names or titles, violations of rights of privacy or publicity, or infringement of copyrights or other proprietary and intellectual property rights resulting from or arising out of or in connection with any Advertisement or brochure, and (iii) any personal injury or property damage sustained by third parties caused or occasioned by the negligence or intentional acts of Sponsor’s guests or invitees or any user of any Loge Hall of Fame Suite Tickets or Game tickets provided to Sponsor pursuant to this Agreement. Notwithstanding anything contained in this Agreement to the contrary, in the event that damage to the Stadium results or arises out of the acts or omissions of Sponsor, its agents, representatives, or invitees hereunder, the Sponsor’s indemnification obligations under this Section 11 shall include, but not be limited to, any indirect, consequential, or special damages (including lost profits or lost opportunities) incurred by the Yankees or any Yankees Indemnitee.

(b) The Indemnitee must give the Indemnitor notice of any matter which the Indemnitee has determined has given or could give rise to a right of indemnification, within thirty (30) days of such determination, stating the amount of the loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (the “Indemnification Notice”); provided, however, the failure to provide the Indemnification Notice will not release the Indemnitor from any of its obligations under this Section except to the extent the Indemnitor is materially prejudiced by such failure and will not relieve the Indemnitor from any other obligation or liability that it may otherwise have to the Indemnitee. The Indemnitee must allow the Indemnitor the option to participate in and, at the Indemnitor’s option, fully control any compromise, settlement, litigation or other resolution of the claim or litigation, but the Indemnitor must not make any agreement that prospectively compromises or limits the Indemnitee’s substantive rights without the Indemnitee’s prior written consent (which consent will not be unreasonably withheld). The Indemnitee must cooperate with the Indemnitor in the defense and make available to the Indemnitor, at the Indemnitor’s expense, all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably required and requested by the Indemnitor. In no case will any compromise or limitation implicate rights, obligations or property beyond the subject matter of this Agreement. Without limiting the generality of the foregoing, if the Indemnitor fails or refuses to assume the defense of any claims, action or cause of action to which its indemnity applies (whether or not suit has formally been brought), the Indemnitor will be responsible for payment of any settlement of such claim, action or cause of action reached by the Indemnitee, as well as the costs and expenses (including reasonable attorneys’ and professionals’ fees) incurred by the Indemnitee in defending such claim, action or cause of action and/or in reaching such settlement.

(c)  This indemnification provision is in addition to, and not in lieu of, any remedy either party may have for breach of this Agreement, and will survive the termination or expiration of this Agreement.

(d) If either party brings an action against the other to enforce any provision of this Agreement, the prevailing party may recover its reasonable attorneys’ and/or professionals’ fees in addition to any other remedy it may have.

(e) Each party warrants and represents that it has, or will secure, prior to the Installation and will maintain during and for at least three years following the Term of this Agreement:

(i) worker’s compensation coverage (including employment liability insurance) covering all persons employed by it in connection with the Advertisement and Installation which is sufficient under the laws of the State of New York; and

(ii) commercial general liability insurance (including advertising injury coverage) having a limit of at least $1,000,000.00 for bodily injury and property damage combined per occurrence for any one person and a limit of at least $3,000,000.00 for injuries in the aggregate for all claims of bodily injury and property damage combined.

(f) All such insurance must be issued by reputable insurers rated A or better by A.M. Best and Co., contain commercially reasonable deductibles and the commercial general liability insurance must cover the other party as an additional insured. Either party must provide the other with evidence of such insurance upon the request of the other party throughout the Term. The liability insurance coverage will be considered primary and noncontributory with respect to any similar insurance carried by the additional insureds.

12.	MLB Subservience

Notwithstanding any other provision of this Agreement:

(a) This Agreement and the rights, exclusivities and protections granted by the Yankees to Sponsor hereunder will be subject to the prior written approval of MLB and will in all respects be subordinate to, and will not prevent the issuance, entering into, or amendment of, any of the following, each as may be issued, entered into or amended from time to time (collectively, the “MLB Documents”): (i) any present or future agreements or arrangements regarding the telecast, broadcast, recording (audio or visual), or other transmission or retransmission (including, but not limited to, transmission via the Internet or any other medium of interactive communication, now known or hereafter developed) of MLB games, and/or the accounts and descriptions thereof, entered into with third parties by any of MLB, MLB Enterprises, Inc., MLB Properties, Inc., and/or any of their respective present or future affiliates, assigns or successors (collectively, the “MLB Entities”), either on its own behalf or on behalf of the MLB Clubs and/or other MLB Entities; (ii) any other present or future agreements or arrangements entered into with third parties by, or on behalf of, any of the MLB Entities, including, without limitation, those relating to ticketing, e-commerce, and/or the exploitation of intellectual property rights in any medium, including the Internet or any other medium of interactive communication; (iii) any present or future agreements or arrangements entered into by the Yankees with the other MLB Clubs and/or one or more of the MLB Entities (including, without limitation, the Major League Constitution and each agency agreement and operating guidelines among the MLB Clubs and an MLB Entity); and (iv) the applicable rules, regulations, policies, bulletins or directives issued or adopted either by MLB or otherwise pursuant to the Major League Constitution or any such agency agreement. The Yankees and Sponsor will each comply with all applicable terms, conditions and requirements contained in the MLB Documents with respect to the subject matter of this Agreement.

(b) No rights granted by the Yankees herein relate to the advertising or promotion of any on-line system, computer network or Interactive Media-related services or other on-line specific goods, services or brands. For purposes of this Agreement, “Interactive Media” means (i) the Internet or any other on-line system or computer network; (ii) any interactive wireless service, including any interactive microwave or cellular service; (iii) any interactive satellite service; (iv) any interactive broadcast television, broadcast radio or cable television service; and (v) any other medium of interactive communication now known or hereafter devised. Furthermore, no rights, exclusivities or obligations involving the Internet or any on-line media (as defined by MLB Entities) are conferred by this Agreement and it is expressly understood and agreed that Sponsor will have no rights to any sponsorship benefits with respect to any Interactive Media and any Yankees’ Internet web-site, including, without limitation, www.yankees.com, or any MLB Internet web-site or any web-site of any affiliate of the Yankees or MLB or any future Internet site affiliated with or designated by the Yankees or MLB. It is further understood and agreed that the Agreement does not grant Sponsor the right or license to utilize the Marks in connection with any Interactive Media, including, without limitation, Sponsor’s Internet site or any current or future Internet site affiliated or not affiliated with Sponsor.

(c) The Sponsor acknowledges that MLB Advanced Media (“MLBAM”) controls the Yankees’ Internet site, including the ability to sell sponsorships and/or advertisements (e.g., banner advertisements, pop-up advertisements, etc.) thereon as well as the ability to authorize the use of the Marks in connection with any Interactive Media (the “Internet Sponsorship Package(s)”). As such, MLBAM may sell an Internet Sponsorship Package to Sponsor’s competitor(s). Notwithstanding the foregoing, the Sponsor may be provided with a limited “last look” opportunity to buy out the Internet Sponsorship Package, but only in certain (not all) product categories (as may be defined by MLBAM, from time to time) (the “MLBAM Product Categories”). In connection with this limited right, MLBAM will notify the Yankees whenever a proposed Internet Sponsorship Package is offered to a prospective MLBAM sponsor and, if the Internet Sponsorship Package is within the MLBAM Product Categories, permit the Sponsor the option to match and/or buy out the Internet Sponsorship Package (“Internet Matching Option”), which if exercised and paid for by Sponsor, would entitle Sponsor to the relevant Internet Sponsorship Package (which may or may not include any exclusivity and/or right of last refusal). In the event the Sponsor does not timely exercise the Internet Matching Option or does not match/buy out the Internet Sponsorship Package, then MLBAM would be free to sell the Internet Sponsorship Package to the prospective MLBAM sponsor. The Sponsor does not have the Internet Matching Option for Internet Sponsorship Packages offered to the prospective MLBAM sponsors in product categories outside the MLBAM Product Categories. Any actions taken by MLBAM in connection with the Yankees’ Internet site including, without limitation, the sale of Internet Sponsorship Packages to competitors of Sponsor will not constitute a default of the Agreement by the Yankees.

(d) The territory of this Agreement, and all rights, licenses and sponsorship benefits granted hereunder, is limited to the Yankees’ Home Television Territory, as established and amended from time to time pursuant to the MLB Documents. This Agreement does not grant Sponsor any rights or sponsorship benefits outside of the Yankees’ Home Television Territory. Any attempt by Sponsor to exercise any rights or sponsorship benefits outside the Yankees’ Home Television Territory constitutes a material breach of this Agreement.

(e) The Yankees have the right, at no cost or liability to it or any other club or MLB Entity, to terminate this Agreement at any time the Sponsor breaches its obligations under subsections (a) through (d), above. The right to terminate is exercisable by delivering written notice to the Sponsor within thirty (30) days after the Yankees obtains actual knowledge that such breach has occurred and the effective date of such termination will be no more than thirty (30) days after the date such notice is given, as specified by the Yankees in such notice.

(f) The parties recognize that the Yankees are subject to the MLB Documents. The parties agree and intend that this Agreement and the activities of each of them in connection with this Agreement must conform to and comply with the terms and restrictions of the MLB Documents, and that they will not undertake any activities that are prohibited by the MLB Documents. If the rights, obligations or benefits of any party to this Agreement are required to be modified, revised, restricted or terminated because of the MLB Documents, this Agreement will be modified to the extent necessary to bring it into conformity with the MLB Documents and, as revised, this Agreement will remain in full force and effect, with each party obligated to perform its obligations and entitled to receive its benefits under this Agreement as revised. In the event that the modification(s), revision(s), restriction(s) or termination of this Agreement pursuant to the MLB Documents decreases the value of the rights granted to Sponsor hereunder, the parties will negotiate in good faith to adjust the terms of the Agreement to provide Sponsor with a reasonable make-good for such decrease.

13.	Limitation of Liability; Disclosure of Warranties

(a) EXCEPT AS EXPRESSLY PROVIDED FOR IN SECTION 11 OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY PUNITIVE, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (UNDER ANY THEORY OF LAW), INCLUDING DAMAGES FOR LOST REVENUE, LOST PROFITS OR OTHER ECONOMIC DAMAGE, EVEN IF IT HAS BEEN ADVISED OF OR HAS FORESEEN THE POSSIBILITY OF SUCH DAMAGES, UNLESS SUCH DAMAGES ARISE FROM GROSS NEGLIGENCE, WILFULLNESS OR FRAUD.

(b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES DISCLAIM ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY, THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR USE AND THE IMPLIED WARRANTY OF NONINFRINGEMENT.

14.	Notices

All notices, requests, claims, demands and other communications must be in writing and shall be duly given on the date of delivery, if transmitted by a nationally recognized courier service or by facsimile (provided a copy of such facsimile is also sent at the time of such facsimile transmission to the recipient by any other means permitted hereunder), so as to be received during the hours of 8:00 AM to 5:00 PM, Monday through Friday, or on the date of receipt, if mailed to the person to whom notice is to be given by certified or registered mail, postage prepaid, and properly addressed to the addresses set forth above or such other address as may be set forth in written notice of change of address transmitted in the manner set forth in this Section 14.

(a)	If to the Yankees:
New York Yankees
Yankee Stadium
Bronx, New York 10451
	Attention:	Lonn A. Trost, Esq.
Chief Operating Officer
	Phone:	(718) 579-4420
	Facsimile:	(718) 681-1051

(b)	If to Sponsor:
SpongeTech Delivery Systems, Inc.
43 West 33rd Street, Suite 600
New York, New York 10001
	Attention:	Steven Moskowitz
Chief Operating Officer
	Phone:	(212) 695-7850
	Facsimile:	(___) ___-____

15.	General Provisions

(a) Separability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be deemed invalid, illegal or unenforceable in any respect, such affected provisions shall be construed and deemed rewritten so as to be enforceable to the maximum extent permitted by law, thereby implementing to the maximum extent possible, the intent of the parties hereto, and the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.

(b)  Waiver. Any breach of any term or provision of this Agreement shall be waived only by means of a writing signed by the non-breaching party hereto which sets forth with particularly the breach being waived and the scope of the waiver. Any waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or provision of this Agreement. No waiver shall be implied from any conduct or action of the non-breaching party hereto. The failure of either party hereto in asserting any of its rights hereunder shall not operate as a waiver of any such rights.

(c) Entire Agreement. This Agreement and Exhibit A and Exhibit B, annexed hereto, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, of the parties hereto regarding the subject matter of Agreement. This Agreement and Exhibit A and Exhibit B, annexed hereto, may be amended only by means of a written agreement executed by each of the parties hereto.

(d) Binding Effect; Assignment. This Agreement shall be binding upon, and shall inure to the benefit, of the respective successors and permitted assigns of the parties hereto.
This Agreement and all obligations of the parties are binding upon the successors and permitted assigns of the parties. This Agreement will inure to the benefit of and be enforceable by the parties and their successors and permitted assigns. Neither party may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, the Yankees may assign or otherwise transfer this Agreement to any affiliate of the Yankees and/or in connection with the sale or transfer (by merger, consolidation or otherwise) by the Yankees of all or substantially all of the Yankees’ assets. In the event Sponsor is authorized to assign this Agreement, and actually assigns this Agreement, Sponsor will nevertheless remain fully bound and liable under this Agreement.

(e) Signatures. This Agreement may be executed and delivered via telecopier machine or other form of electronic delivery by the parties hereto, which shall be deemed for all purposes as an original.

(f)  Specific Performance; Remedies. Each of the parties hereto acknowledges and agrees that its respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by a party hereto of the provisions of this Agreement, in addition to any remedies at law, the other party hereto shall, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. No remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every remedy under this Agreement or now or hereafter existing at law or in equity.

(g)  Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE ACTIONS OF THE PARTIES TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

(h)  Third Party Beneficiaries. The provisions of this Agreement are not intended to be for the benefit of any creditor, person or other entity (other than MLB) to whom any debts, liabilities, or obligations are owed by (or who otherwise has any claim against) the Sponsor or any related party; and no such creditor, person or other entity shall obtain any benefit from such provisions or shall, by reason of any such foregoing provision, have any claim in respect of any debt, liability, or obligation against the Yankees or any related party.

(i) Applicable Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW RULES APPLIED IN SUCH STATE. EACH PARTY HERETO IRREVOCABLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST THEM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE STATE COURTS OF NEW YORK LOCATED IN BRONX COUNTY AND HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE AFORESAID COURTS IN PERSONAM, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING, AND WAIVES ANY CLAIM THAT SUCH FORUM IS INCONVENIENT OR ANY SIMILAR CLAIM. IN THE EVENT THAT A PARTY COMMENCES ANY ACTION AGAINST THE OTHER PARTY IN ANOTHER JURISDICTION OR VENUE IN RESPECT OF ANY SUCH DISPUTE, SUCH OTHER PARTY SHALL BE ENTITLED, AT ITS OPTION, TO HAVE THE ACTION TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES DESCRIBED IN THIS SUBSECTION (i) OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH ACTION DISMISSED WITHOUT PREJUDICE. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT, AFTER ALL APPROPRIATE APPEALS, IS CONCLUSIVE AND BINDING UPON IT.

(j) Service of Process. EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND CONFIRMS THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO, IN THE CASE OF THE YANKEES, THE ADDRESS SET FORTH IN SECTION 15 OF THIS AGREEMENT OR, IN THE CASE OF THE SPONSOR, TO SPONSOR’S REGISTERED AGENT FOR SERVICE OR PROCESS IN THE STATE OF NEW YORK SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS FOR WHICH IT HAS SUBMITTED TO JURISDICTION PURSUANT TO SUBSECTION 15(i) OF THIS AGREEMENT AND WILL TO THE FULLEST EXTENT ENFORCEABLE BY LAW, BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO IT.

(k) Dispute Resolution. In the event of any dispute with regard to the interpretation of this Agreement or the respective rights and obligations of the parties, and as a condition precedent to any legal action, arbitration or alternative dispute resolution proceeding being commenced by either party, a representative of the parties will attempt in good faith to resolve the parties’ differences. If after three (3) business days they are unable to resolve the parties’ differences, the dispute will be referred to the General Counsel (or a similarly situated person) of each party, who will meet in person and attempt in good faith to resolve the dispute. If the dispute is then not resolved within five (5) business days, then the parties may agree to arbitration or may file an action to be resolved in the Courts of the State of New York, by non-binding arbitration at the offices of the American Arbitration Association (the "AAA") in New York, New York under the Commercial Arbitration Rules of the AAA then in effect or by any other alternative dispute resolution proceeding. The Yankees’ determination in this regard is absolute even in the event arbitration or another form of alternative dispute resolution is favored or instituted by the Sponsor.

(l) Force Majeure. Neither party will be liable to the other because of any failure to perform any part of this Agreement because of fire, earthquake, rain, flood, acts of terrorism, or any other acts of God, power failures, electrical or mechanical difficulties, strikes (including any interruption of the playing of major league baseball, regardless of the cause), lockout, work stoppages or other labor disturbances, governmental regulations or restrictions, or any other cause or condition, whether similar or dissimilar to any of the foregoing, beyond the reasonable control of the Yankees or Sponsor. Any delay in the performance of this Agreement by acts of God or other causes beyond the control of the Yankees, or because of any strike, sympathy strike, lockout, work stoppage, picketing, damage or concerted action by an employee or any labor organization will not constitute a breach of this Agreement or a ground for cancellation, suspension or termination hereof. Any non-display of any Advertisement due to maintenance thereof will not constitute a breach of this Agreement or a ground for cancellation, suspension or termination hereof or entitle Sponsor to a credit, make good or rebate of any kind.

(m) Relationship of Parties. Nothing in this Agreement will create any association, partnership, joint venture or agency relationship between the parties. All persons employed by Sponsor in connection with its performance under this Agreement will be Sponsor’s employees and Sponsor will be fully responsible for them, except as otherwise explicitly provided in this Agreement. Likewise, all persons employed or engaged by the Yankees will be employees or contractors of the Yankees and the Yankees will be fully responsible for them.

(n) Survival. The parties agree that the representations and warranties contained in this Agreement will survive the termination of this Agreement.

(o) Sophisticated Commercial Party. Each party to this Agreement represents that it is a sophisticated commercial party capable of understanding all of the terms of this Agreement, that it has had an opportunity to review this Agreement with its counsel, and that it enters this Agreement with full knowledge of the terms of this Agreement.

(p) Confidential Information. Each of the parties hereto acknowledges and agrees that the terms of this Agreement and all Exhibits hereto and all information imparted to or learned by such party from the other in connection with or pursuant to the Agreement and all Exhibits hereto or any rights and obligations associated with any of the foregoing, including, but not limited to, any estimates, budgets, proposals, projections, financial settlements, physical or medical information or other documents prepared in connection with the relationship proposed in the Agreement, is confidential to the extent such information was not obtained through other lawful means. Each party agrees that such party will not, unless specifically consented to in writing in advance by the other party concerned, divulge, transmit or otherwise disclose any confidential information to any person or entity, except when disclosure is (i) appropriate in order to protect the rights of such party in the event of a default or breach by the other party; (ii) required by the MLB Documents; (iii) for either party’s attorneys, accountants, bankers, consultants and/or investment bankers; and (iv) with respect to any offerings of debt and/or equity by the Yankees or their past, present and future subsidiaries, parent and sister corporations, limited liability companies, partnerships, affiliates and successors and the like, by any means or media whatsoever and each party agrees that such party will not use any confidential information other than in such party’s performance of duties under the Agreement. Except to the extent required by law, each party will take all reasonable steps to protect the confidentiality of this Agreement,

(q) Interpretation. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the entity or entities may require. All references to a “Section” shall mean Section of the Agreement, unless the context otherwise requires.

(r) Further Assurances. Each party hereto shall execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the other party hereto, may be necessary or advisable to carry out the intent and purposes of this Agreement.

(s) Fees and Expenses. Each of the parties hereto shall pay its own fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement (including Exhibit A and Exhibit B annexed hereto) and any other agreement or document contemplated hereby.

(t) Exculpated Persons. No general or limited partner, shareholder, director, officer, member, beneficiary, trustee, manager, other controlling person, investor, employee, attorney, agent or independent contractor of either party hereto (each an “Exculpated Person”) shall be personally liable for any obligation or liability of such party under this Agreement, and all obligations and liabilities of such party under this Agreement are enforceable solely against such party and such party’s assets, and not against any Exculpated Person or the assets of any Exculpated Person.

(u) No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party which drafted or caused this Agreement to be drafted.

(v) Captions. The captions used in this Agreement are intended for convenience of reference only, shall not constitute any part of this Agreement and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SpongeTech Delivery Systems, Inc.		New York Yankees Partnership

By:	/s/ Steven Moskowitz	By:	/s/ Lonn A. Trost
	Steven Moskowitz		Lonn A. Trost, Esq.
	Chief Operating Officer		Chief Operating Officer

EXHIBIT A

(1) Diorama Advertisement (sample Advertisement depicted).

(2) Highway Marquee Clock Advertisements (sample Advertisement depicted).

EXHIBIT B

Advertising and Sponsorship Benefits

1.	Advertising and Sponsorship Benefits

In consideration for the payment of the Sponsorship Fee, set forth in Section 3, Sponsor will receive the following Advertising and Sponsorship Benefits during the Term:

a. Designation. Sponsor will be designated as “A Proud Sponsor of the New York Yankees.”

b. Diorama Advertisement. One (1) backlit Diorama Advertisement measuring seventy-two inches by forty-two inches (72” x 42”). The Diorama Advertisement will be located on the Field, Main or Tier Level of the Stadium. Subject to the MLB Documents, the Diorama Advertisement will be displayed during each postseason game played in the Stadium. The Diorama Advertisement shall resemble the advertisement depicted in Exhibit A.

c. Highway Marquee Clock Advertisements. Two (2) Highway Marquee Matrix Clock Advertisements, each measuring fourteen feet by three feet (14’ x 3’), one (1) located on each side of the Highway Marquee Matrix Board located adjacent to the Major Deegan Highway. The Clock Advertisements shall resemble the advertisement depicted in Exhibit A.

d. Promotional Day. Sponsor will receive one (1) promotional day (the “Promotional Day”) during the 2008 Season. Sponsor will be responsible for the cost and expense of supplying a mutually agreed upon number of promotional items (the “Promotional Items”) for the Promotional Day. Sponsor will supply: i) 20,000 Promotional Items to be given to either the first 18,000 fans 14 and under in attendance or 21 and over; or ii) 60,000 Promotional Items to be given to all fans in attendance. In addition, Sponsor hereby grants the Yankees title to the Promotional Items and the right to distribute any remaining Promotional Items following the Promotional Day for charitable and other non-commercial purposes. Sponsor will also be provided with the following customary marketing and hospitality benefits in connection with the Promotional Day:

i) Radio and Television: The Promotional Day and Promotional Item will be mentioned and/or displayed in a live read during live game radio broadcasts and live game telecasts in select games preceding the Promotional Day; provided that each mention and/or display will be subject to time availability. The timing of the reads and Games in which the reads are broadcast are solely determined by the Yankees, subject to availability;

ii) In-Stadium Marquee Matrix Board: Sponsor’s name and the Promotional Day will be spotlighted in each of the ten (10) Games preceding the Promotional Day;

iii) DiamondVision: One (1) full-color video spot promoting the Promotional Day will be displayed in each of the ten (10) Games preceding the Promotional Day;

iv) Highway Marquee Matrix Board: Sponsor’s name and the Promotional Day will be spotlighted during each of the ten (10) days preceding the Promotional Day;

v) Yankees Magazine: Sponsor’s name and the Promotional Day will be listed in each in-Season issue of the Yankees Magazine on a special promotion page, subject to publication deadlines;

vi) Hall of Fame Suite Party: One (1) Hall of Fame Suite Party (including food and beverages) on the Promotional Day for up to a maximum of twenty-four (24) people;

vii) Game Tickets: Two Hundred (200) complimentary Tier Reserved Game tickets (the seating locations of which will be determined by the Yankees) to the Game on the Promotional Day. All Game tickets (including Promotional Day tickets and suite tickets) are provided subject to the condition that if the Agreement is terminated, any unused Game tickets must be returned to the Yankees no later than thirty (30) days following the termination of the Agreement. Sponsor will be required to pay the face value of each Game ticket that has not been returned within thirty (30) days following the termination date. No Game tickets may be resold for any consideration, monetary or otherwise, or used for including, without limitation, promotions, contests, giveaways, sweepstakes, auctions, etc., without the prior written approval of the Yankees. The exercise of such right by the Yankees will not result in any liability on the part of the Yankees or entitle Sponsor to any credits, make-goods, rebates or other benefits; and

viii) On-Field Ceremony: A pre-game On-Field Ceremony will be held prior to the Game on the Promotional Day whereby the Yankees will express its thanks to Sponsor for sponsoring the Promotional Day. Two (2) of Sponsor’s representatives may participate in the pre-game On-Field Ceremony.